EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Nancy S. Juetten, 425-641-5214, nancy@nsjmktg.com

RICHARD L. ANDERSON JOINS THE CASCADE FINANCIAL CORPORATION BOARD OF DIRECTORS

(June 7, 2004 – Everett, WA) – Richard L. Anderson has joined the board of directors for Cascade Financial Corporation, David W. Duce, chairman of the board, reported today.

     “Rich Anderson will bring valued perspective and experience to our board as we advance the objectives of Cascade Financial Corporation for our shareholders and clients,” Duce said.

     Anderson brings rich career and board experience and financial acumen to his board position with Cascade Financial Corporation. He is a certified public accountant and managing shareholder with Hascal, Sjoholm & Company, P.S. This firm is the largest locally owned certified public accounting firm in Snohomish County, serving businesses and families since 1948.

     Anderson is a member of the Downtown Everett Rotary and serves as a board member on a wide variety of civic and community groups. Among them include the Everett Public Facilities District, Compass Health, the Everett Public Library, the Corporate Roundtable for the Arts, and Big Brothers/Big Sisters of Snohomish County.

     He earned his Bachelor of Arts Degree in Business Administration with an emphasis in accounting from Washington State University and earns continuing professional education credits in numerous topics sponsored by the American Institute of Certified Public Accountants and the Washington Society of CPAs. He resides in Everett.

     Established in 1916, Cascade Bank is a state chartered commercial bank headquartered in Snohomish County, WA. Cascade Bank’s vision is to be the preferred community bank whose employees build relationships to deliver financial solutions with exceptional service.

     Cascade Bank is the only subsidiary of Cascade Financial Corporation and operates 15 full-service offices located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, and Bellevue. A 16th branch is scheduled to open in the city of Snohomish this month. Issaquah Bank operates as a division of Cascade Bank and has two offices in North Bend and Issaquah.

     Visit www.cascadebank.com to learn more.

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